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                                                                    EXHIBIT 10.5

                               COMPUTER SOFTWARE
                            DISTRIBUTION AGREEMENT


This Agreement is made and is effective as of the 29th day of April 1999, by and between Navarre Corporation ("Navarre") of 7400 49th Avenue North, New Hope, Minnesota, 55428 and Softlink of 2041 Mission College Blvd., Suite 156, Santa Clara, California 95053 (Vendor")

                     The Parties have agreed as follows.

1    DEFINITIONS

1.1 The term "Product(s)" shall mean all computer software and related products manufactured or marketed by Vendor during the term of this Agreement.

1.2 The term "Dealer(s)" shall mean any third party or entity to which Navarre markets any Products for remarketing.

2.   GRANT OF MARKETING RIGHTS

2.1 Vendor grants to Navarre and Navarre accepts from Vendor the right to purchase Products and to market and distribute Products to Customers in the United States and Canada, unless other territories are approved in writing. This grant is non-exclusive unless otherwise agreed to by the parties.

3.   TERM

3.1 The initial term of this Agreement shall be for a period of eighteen (18) months, unless sooner terminated as provided by this Agreement.

3.2 After the initial term, this Agreement shall be automatically renewed for successive one (1) year periods, unless either party gives the other written notice, at least ninety (90) days prior to the expiration of the then current contract period that it does not desire that the Agreement continue. If such notice is given, the Agreement shall terminate at the end of the then current term.

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4.   ORDERS AND SHIPMENT AND DELIVERY OF PRODUCTS

4.1 Navarre shall issue orders in writing (which includes facsimile transmission.)

4.2 Vendor shall deliver all products ordered by Navarre within the time agreed to.

4.3  All Products shall be shipped freight paid by Vendor, F.O.B. destination.

4.4  Navarre may cancel all or part of any order prior to the date of shipment.

4.5  Navarre shall have the option to accept or reject any partial shipments.

4.6 A packing list showing Navarre's purchase order number, quantity ordered, quantity shipped and a detailed identification of the Products must accompany all shipments. Each carton needs to include P.O. description, UPC and carton quantities.

4.7 All Products shall bear a UPC part code (sell code), and all shipping cartons shall contain a UPC shipping code (ship unit) [UPC number and bar code.] The UPC numbers and codes on Products and shipping cartons shall conform to the Uniform Code Council, National Office Products Association and Retail Industry Standards.

4.8 Vendor agrees master carton quantities shall match those originally provided by Vendor, unless any changes are notified five (5) days before shipment. Thereafter, any customer penalties and/or Navarre costs of rework will be charged back to Vendor.

4.9 Navarre has the right to charge back to Vendor costs incurred by Navarre or its Customers due to missing, defective or inaccurate UPC codes.

5.   PURCHASE PRICE

5.1. Vendor represents and warrants that the price, discounts, payment terms and return provisions set forth with respect to any Product shall never be less favorable to Navarre than those made available by Vendor to any other purchasers of such Product, within same class of trade. Vendor agrees that if such a sale occurs, Vendor will sell the Product to Navarre at the same terms and reimburse Navarre retroactively from the date of such sale for the difference.

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5.2  Navarre has the option to add any or all future retail products manufactured or marketed by Vendor. The Navarre price and the suggested retail price for any new release may only be increased by sixty (60) days advance written notice given by Vendor to Navarre.

5.3 Any announced or published price decrease by Vendor shall apply to Navarre orders shipped on or after the date the price decrease was announced or published. In addition, Vendor shall credit to Navarre an amount equal to the difference between the old cost to Navarre for a Product and the new cost, times the total number of units of the Product held in Navarre's inventory, defined as current on hand inventory; units sold within five (5) working days of price protection notification, and in-transit returns. A similar credit shall be made available for all affected Product held by Navarre's Customers at the time of a price decrease. Vendor shall provide credit for all Product effected by the price decrease, as identified above, within fifteen (15) days of receipt of Navarre's supporting documentation.

6.   PAYMENT

6.1 On or after the date of shipment, Vendor shall invoice Navarre for the purchase of Product. Initial purchase orders written from December 16th through August 31st of any year shall be paid net ninety (90) days from the receipt of the Products. Any other purchase orders written from December 16/th/ through August 31/st/ of any year shall be paid net sixty (60) days from the receipt of the Products. Any purchase orders written from September 1/st/ through December 15/th/ of any year shall be paid net one-hundred twenty (120) days from the receipt of the Products. Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor. In case there is a balance due Navarre, Vendor shall issue a check to Navarre, within thirty (30) days for the credit balance. In case of a disputed account balance, both parties will make good faith effort to reconcile account, within twenty-one (21) days.

7.   STOCK BALANCING, RETURNS, PRODUCT RECALLS AND CREDITS

7.1 All defective inventory, either identified upon receipt from Vendor, or determined to be defective when returned from Navarre's customers, will be reported to Vendor. Vendor shall advise Navarre regarding the disposition of defective inventory within twenty-one (21) days of return request. Otherwise, the defective inventory will be destroyed. Vendor shall bear all

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     expenses regarding the destruction or other disposition of defective inventory and will issue an immediate credit to Navarre for the purchase price plus all return freight charges for defective product.

7.2 Navarre may return for full credit up to 100% of all inventory received from Vendor. Upon receipt of return authorization request, Vendor shall provide a Return Authorization within seven (7) days of notice. Upon receipt of such Product, Vendor shall credit Navarre's account with the amount originally paid for the Product. Items delisted by Vendor (discontinued and/or version changes) must be communicated in writing to Navarre. Delisted items will be available for return with immediate and full credit for a period no less than two hundred seventy (270) days.

7.3 Credits for products returns, advertising allowances or other credits provided for by this Agreement will be handled by the issuance of charge backs by Navarre, and the issuance of a credit memo by Vendor.

8.   WARRANTIES, EXCLUSION OF CONSEQUENTIAL DAMAGES

8.1 Except as provided in Sections 7, 8 and 9 hereof, neither party shall, under any circumstances, be liable to the other for consequential, incidental, indirect or special damages arising out of or related to this Agreement or the transactions contemplated herein, even if such party has been appraised of the likelihood of such damages occurring.

9.   INDEMNIFICATION

9.1 Vendor shall be solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to indemnify and hold Navarre harmless from and against any claim, loss, damage, expense or liability (including legal fees and costs) that may result, in whole or in part, from:

     A. Any infringement, or any claim of infringement of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products.

     B. Any warranty or product liability claim with respect to the Products or any breach by Vendor of this Agreement.

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     C.   Vendor represents and warrants that it has and will maintain during the term of this Agreement sufficient insurance coverage, to enable it to meet its obligations under this section.

10.  ADVERTISING

10.1 Navarre shall have the right to utilize Vendor's trade name and any trademarks and service marks associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by a third party, Vendor shall ensure that Navarre has the right to use the third party's trademarks and service marks associated with the Products in Navarre's advertising and promotional materials.

10.2 Vendor shall support Navarre and Navarre's Customers with advertising, marketing and promotional activities. As a part of these activities, Vendor shall implement cooperative advertising and market development programs that Navarre and its Customers can participate in.

10.3 Vendor agrees that it will provide support to Navarre for its advertising, marketing and promotional activities. This support can be in the form of ad production assistance, catalog direct mail programs, shows, advertising in regional or national trade and/or consumer publications, and sales training days. Funds will only be applied upon Vendor's prior approval on a case-by-case basis. Navarre requires a minimum investment of two (2) percent of total dollar amount, to be applied toward Navarre's marketing (detailed in Exhibit "B") on an annual basis. Vendor shall issue a credit memo for these costs.

10.4 Navarre requires payment by Vendor of an initial title set up fee of $200 per SKU. This fee includes positioning of the Product in both Navarre catalog and business-to-business website. This is a non-occurrence set up fee, applying to the initial set up of the Product line, and future Product as there are released. Navarre will charge back the Vendor for such fees in the month following the set up activity, and the Vendor will issue a credit memo for such fees.

10.4 All cooperative advertising and market development funds (MDF) charges for product ordered through Navarre must be authorized in writing prior to placement. No verbal commitments will be accepted. In the event that such Cooperative Advertising and/or Market Development Fund expenditure would cause Navarre's account to move to a debit balance, Navarre reserves

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     the right to require Vendor to pay for these expenditures in advance.
     Charge backs will make claims for advertising and market development expenditure to the Vendor, and Vendor will issue a credit memo for these costs.

11.  TERMINATION

11.1 Either party may terminate this Agreement not less than sixty (60) days after written notice in the event of a material breach by the other party, and the failure of such other party to cure such breach within thirty (30) days of such notification.

11.2 Upon expiration or termination of this Agreement, Navarre shall have the right, for two-hundred seventy (270) days after the termination, to return to Vendor all or a portion of the Products in Navarre's inventory. Vendor agrees to repurchase any such returned Products at the prices paid for them by Navarre less price protections.

11.3 Navarre shall have the option to withhold a portion payment of any invoice as a reserve against future returns, debit balances or chargebacks, based upon rate of sale and unsold inventory exposure. Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor. In case there is a balance due Navarre, Vendor shall issue a check to Navarre within thirty (30) days for the balance. In case of a disputed account balance, both parties will make good faith effort to reconcile account within twenty-one (21) days.

11.4 Sections 8, 9 and 10.1 shall survive the expiration or termination of this Agreement.

12.  MISCELLANEOUS

12.1 The laws of the state of Minnesota shall govern this Agreement. Any dispute arising out of this Agreement shall be brought and prosecuted in a court within Hennepin County Minnesota. For this purpose, Vendor appoints the Secretary of State of Minnesota as its agent for service of process.

12.2 This Agreement shall not be assignable by either party, without prior mutual agreement.

12.3 This Agreement supersedes all prior oral or written proposals and communications between the parties related to this Agreement, and shall not

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     be modified, rescinded, waived or otherwise changed except with the written consent of the parties.

12.4 Each party confirms that no inducements, promises or representations, not written herein, caused it to enter into this Agreement.

12.5 Neither party to this Agreement is the employee, agent or legal representative of the other for any purpose whatsoever.

The parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Exhibit A, as of the date first mentioned above.

SOFTLINK                                      NAVARRE CORPORATION


/s/ Carol A. Prior                            /s/ Ian Wavfield
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By: Carol A. Prior                            Ian Wavfield

Vice President of Sales                       Vice President & General Manager
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Title                                         Title

4/30/99                                       4/30/99
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Date                                          Date

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